Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of 7 Acquisition Corporation (the “Company”) on Amendment No. 2 to Form S-1 of our report dated April 5, 2021, except for Note 7, as to which the date is September 10, 2021 and Note 9 as to which the date is October 19, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of 7 Acquisition Corporation as of March 8, 2021 and for the period from March 4, 2021 (inception) through March 8, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

November 4, 2021